Pricing Supplement To prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Pricing Supplement No. 3071 Registration Statement No. 333-206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 9, 2018

Deutsche Bank AG

$           Securities Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due April 30, 2019

General

•	The securities are linked to the performance of the spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate (the “Spread”) and will pay Coupons on a monthly basis at a rate of between 17.00% and 18.00% per annum as described below. The Spread is 0.288% on April 5, 2018. If the Final Spread is greater than or equal to 0%, investors will receive at maturity the Face Amount per $1,000 Face Amount of securities (excluding Coupon payments). However, if the Spread declines over the term of the securities such that the Final Spread is less than 0%, for each $1,000 Face Amount of securities, investors will lose 5.00% of the Face Amount for every basis point (0.01%) decline of the Spread below 0%. As a result, investors will lose 50% of their investment if the Final Spread is –0.10% (a 10 basis point decline below 0%) and will lose all of their investment if the Final Spread is
–0.20% (a 20 basis point decline below 0%). An investment in the securities is highly risky. A very small decline in the Spread can result in a significant loss on the securities. If the Final Spread is less than 0%, which means the 30-Year U.S. Dollar ICE Swap Rate is less than the 2-Year U.S. Dollar ICE Swap Rate on the Final Valuation Date, investors will lose some or all of their investment at maturity. Investors should be willing to lose all of their investment if the Final Spread is equal to or less than –0.20%. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due April 30, 2019

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about April 24, 2018 (the “Trade Date”) and are expected to settle on or about April 27, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Spread:

The 30-Year U.S. Dollar ICE Swap Rate minus the 2-Year U.S. Dollar ICE Swap Rate.

The 30-Year U.S. Dollar ICE Swap Rate at any given time generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year maturity in order to receive a floating rate (paid quarterly) equal to the three-month U.S. dollar London Interbank Offered Rate for that same maturity.

The 2-Year U.S. Dollar ICE Swap Rate at any given time generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity in order to receive a floating rate (paid quarterly) equal to the three-month U.S. dollar London Interbank Offered Rate for that same maturity.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $910.00 to $960.00 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$40.00	$960.00
Total	$	$	$

(1)	The Issue Price will be 96.00% of the Face Amount for certain investors that purchase and hold the securities in level-fee based accounts or for certain dealers that purchase and hold the securities for their own account. For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

April      , 2018

(Key Terms continued from previous page)

Coupon:	The securities will pay Coupons monthly in arrears on an unadjusted basis on the Coupon Payment Dates in twelve equal installments based on the Coupon rate of between 17.00% and 18.00% per annum. Each installment will equal between $14.167 and $15.000 per $1,000 Face Amount of securities. The actual Coupon rate will be determined on the Trade Date. The Coupon rate is not linked to the Spread and will not change during the term of the securities.
Coupon Payment Dates[1]:	The 30th of each calendar month, starting from May 30, 2018 and ending on the Maturity Date (except that the Coupon Payment Date for the month of February 2019 shall be February 28, 2019). If any scheduled Coupon Payment Date is not a business day, the Coupon due on such Coupon Payment Date will be paid on the first following day that is a business day, but no adjustment will be made to the Coupon payment made on such following business day.
Payment at Maturity:	• If the Final Spread is greater than or equal to 0%, you will receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of securities.

•     If the Final Spread is less than 0%, for each $1,000 Face Amount of securities, you will receive a cash payment at maturity calculated as follows:

$1,000 + ($1,000 x Downside Participation Factor x Final Spread)

If the Spread declines over the term of the securities such that the Final Spread is less than 0%, you will lose some or all of your investment at maturity. An investment in the securities is highly risky. A very small decline in the Spread can result in a significant loss on the securities. You will lose 50% of your investment if the Final Spread is –0.10% (a 10 basis point decline below 0%) and will lose all of your investment if the Final Spread is equal to or less than –0.20% (a 20 basis point decline below 0%). In no case will the Payment at Maturity be less than zero. Any Payment at Maturity is subject to the credit of the issuer.

Downside Leverage Factor:	500
Final Spread:	The Spread on the Final Valuation Date
Trade Date[1]:	April 24, 2018
Settlement Date[1]:	April 27, 2018
Final Valuation Date[1]:	April 25, 2019
Maturity Date[1]:	April 30, 2019. If the scheduled Maturity Date is not a business day, any payment due on the Maturity Date will be paid on the first following day that is a business day, but no interest will accrue or be payable as a result of the delayed payment.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152R7M9 / US25152R7M93

[1]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying prospectus supplement, please note that all references in the prospectus supplement to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016: http://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The following table illustrates a range of hypothetical payments at maturity on the securities (excluding any Coupon payment). The table and the hypothetical examples set forth below reflect the Downside Leverage Factor of 500. In addition, the securities will pay Coupons monthly in arrears on an unadjusted basis on the Coupon Payment Dates in twelve equal installments based on the Coupon rate of between 17.00% and 18.00% per annum. Each installment will equal between $14.167 and $15.000 per $1,000 Face Amount of securities. The actual Coupon rate will be determined on the Trade Date. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return on the securities will be based on the Final Spread determined on the Final Valuation Date. Because your investment is exposed on a leveraged basis to any decline of the Spread below 0%, a very small decline in the Spread below 0% on the Final Valuation Date can result in a significant loss on the securities. An investment in the securities is highly risky. The numbers appearing in the table and examples below may have been rounded for ease of analysis. You should consider carefully whether the securities are suitable to your investment goals.

Hypothetical Final Spread	Hypothetical Payment at Maturity ($) (excluding Coupon payments)	Hypothetical Return on the Securities (%) (excluding Coupon payments)
2.00%	$1,000.00	0.00%
1.00%	$1,000.00	0.00%
0.50%	$1,000.00	0.00%
0.20%	$1,000.00	0.00%
0.10%	$1,000.00	0.00%
0.05%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
–0.01%	$950.00	-5.00%
–0.02%	$900.00	-10.00%
–0.04%	$800.00	-20.00%
–0.06%	$700.00	-30.00%
–0.08%	$600.00	-40.00%
–0.10%	$500.00	-50.00%
–0.12%	$400.00	-60.00%
–0.14%	$300.00	-70.00%
–0.16%	$200.00	-80.00%
–0.18%	$100.00	-90.00%
–0.20%	$0.00	-100.00%
–0.30%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity on the securities set forth in the table above are calculated and also assume a hypothetical monthly Coupon payment of $14.584 (the midpoint of the range of $14.167 and $15.000) per $1,000 Face Amount of securities.

Example 1: The Final Spread widens since the Trade Date to a Final Spread of 1.00%. Because the Final Spread is greater than 0%, for each $1,000 Face Amount of securities, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of securities (excluding Coupon payments). Taking into account the total Coupon payments of $175.01, the investor will receive a total of $1,175.01 per $1,000 Face Amount of securities over the term of the securities.

Example 2: The Spread narrows since the Trade Date and turns negative to a Final Spread of –0.10%. Because the Final Spread is less than 0%, for each $1,000 Face Amount of securities, the investor loses 5.00% of the Face Amount for every basis point (0.01%) decline of the Spread below 0%. Accordingly, the investor receives a Payment at Maturity of $500.00 (excluding Coupon payments), calculated as follows:

$1,000 + ($1,000 x Downside Participation Factor x Final Spread)

$1,000 + ($1,000 x 500 x -10.00%) = $500.00

Taking into account the total Coupon payments of $175.01, the investor will receive a total of $675.01 per $1,000 Face Amount of securities over the term of the securities.

Example 3: The Spread narrows since the Trade Date and turns negative to a Final Spread of –0.30%. Because the Final Spread is less than 0%, for each $1,000 Face Amount of securities, the investor loses 5.00% of the Face Amount for every basis point (0.01%) decline of the Spread below 0%. Because the Payment of Maturity will not be less than zero, the investor receives a Payment at Maturity of $0.00 (excluding Coupon payments). Taking into account the total Coupon payments of $175.01, the investor will receive a total of $175.01 per $1,000 Face Amount of securities over the term of the securities.

Selected Purchase Considerations

•	THE SECURITIES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s investment at maturity and the payment of periodic coupons that depend on the performance of the interest rate to which such securities are linked to. Thus, any decline in such interest rate would potentially result in a reduction in the amount of any periodic coupons paid on such securities, but would not adversely affect the return of the investor’s investment at maturity. However, the securities offered in this pricing supplement pay periodic coupons based on a fixed Coupon rate and the amount an investor receives at maturity will depend on the performance of the Spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate. A decline in the Spread below 0% on the Final Valuation Date will result in an investor losing some or all of its investment at maturity. Because your investment is exposed on a leveraged basis to any decline of the Spread below 0%, a very small decline in the Spread below 0% on the Final Valuation Date can result in a significant loss on the securities.

•	THE SECURITIES OFFER A HIGHER COUPON IN EXCHANGE FOR EXPOSURE TO DOWNSIDE RISK OF THE SPREAD — The securities will pay Coupons on a monthly basis at a rate of between 17.00% and 18.00% per annum (to be determined on the Trade Date). This rate may be higher than the yield on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating because you are taking downside risk with respect to the Spread if it declines below 0%. If the Final Spread is less than 0%, for each $1,000 Face Amount of securities, investors will lose 5.00% of the Face Amount for every basis point (0.01%) decline of the Spread below 0%. If the Final Spread is less than 0%, which means the 30-Year U.S. Dollar ICE Swap Rate is less than the 2-Year U.S. Dollar ICE Swap Rate on the Final Valuation Date, investors will lose some or all of their investment at maturity. An investment in the securities is highly risky. A decline in the Spread to or below –0.20% on the Final Valuation Date will result in you losing all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	COUPON PAYMENTS — The securities will pay Coupons monthly in arrears on an unadjusted basis on the Coupon Payment Dates in twelve equal installments based on the Coupon rate of between 17.00% and 18.00% per annum. Each monthly installment will equal between $14.167 and $15.000 per $1,000 Face Amount of securities. The actual Coupon rate will be determined on the Trade Date. The Coupon rate is not linked to the Spread and will not change during the term of the securities.

•	RETURN LINKED TO THE SPREAD BETWEEN THE 30-YEAR U.S. DOLLAR ICE SWAP RATE AND THE 2-YEAR U.S. DOLLAR ICE SWAP RATE — The return on the securities, which may be positive, zero or negative, is linked to the Spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate. For more information on the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate, please see “Description of the Securities — Additional Definitions” in this pricing supplement.

Selected Risk Considerations

An investment in the securities involves significant risks. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying prospectus supplement and prospectus.

•	THE SECURITIES ARE RISKY INVESTMENTS, AND YOUR INVESTMENT MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to performance of the Spread and will depend on whether, and the extent to which, the Spread is greater than, equal to or less than 0% on the Final Valuation Date. If the Final Spread is less than 0%, your investment will be fully exposed on a leveraged basis to the decline in the Spread below 0% (as measured on the Final Valuation Date) and, for each $1,000 Face Amount of securities, you will lose 5.00% of the Face Amount for every basis point (0.01%) decline of the Spread below 0%. Because your investment is exposed on a leveraged basis to any decline of the Spread below 0%, a very small decline in the Spread below 0% on the Final Valuation Date can result in a significant loss on the securities. You will lose 50% of your investment if the Final Spread is –0.10% (a 10 basis point decline below 0%) and will lose all of your investment if the Final Spread is equal to or less than –0.20% (a 20 basis point decline below 0%). If the Final Spread is less than 0%, which means the 30-Year U.S. Dollar ICE Swap Rate is equal to or less than the 2-Year U.S. Dollar ICE Swap Rate on the Final Valuation Date, you will lose some or all of your investment at maturity. An investment in the securities is highly risky. You should be willing to lose all of your investment if the Final Spread is equal to or less than –

0.20%. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS BASED ON PERFORMANCE OF THE SPREAD, WHICH MAY NARROW SIGNIFICANTLY OR TURN NEGATIVE DURING THE TERM OF THE SECURITIES — The Payment at Maturity will depend on the performance of the Spread, which reflects the difference between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate. If the spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate narrows sufficiently and then turns negative (which means that the 30-Year U.S. Dollar ICE Swap Rate is less than the 2-Year U.S. Dollar ICE Swap Rate), you will lose some or all of your investment. While the 30-Year U.S. Dollar ICE Swap Rate is typically higher than the 2-Year U.S. Dollar ICE Swap Rate, resulting in positive Spreads, the Spread may decline quickly due to expectations of economic slow-down, interest rate decreases by Federal Reserve or a high demand for safe savings vehicles. As a result, the 30-Year U.S. Dollar ICE Swap Rate may become equal to or lower than the 2-Year U.S. Dollar ICE Swap Rate from time to time, resulting in zero or negative Spreads. Any decline in the Spread may have an adverse effect on the value of the securities.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS AND YOU SHOULD NOT EXPECT TO PARTICIPATE IN ANY WIDENING OF THE SPREAD OR ANY INCREASE IN THE ICE SWAP RATES — The securities will not pay more than the Face Amount, in addition to the Coupon payments, for each $1,000 Face Amount of securities. You will not participate in any widening of the Spread or any increase in the 30-Year U.S. Dollar ICE Swap Rate or the 2-Year U.S. Dollar ICE Swap Rate. The maximum payment at maturity will be $1,000 per $1,000 Face Amount of securities (excluding Coupon payments), regardless of any widening of the Spread or any increase in the 30-Year U.S. Dollar ICE Swap Rate or the 2-Year U.S. Dollar ICE Swap Rate, which may be significant.

•	THE SPREAD MAY BE VOLATILE AND MAY BECOME ZERO OR NEGATIVE — The Spread may fluctuate during the term of the securities due to a variety of factors affecting interest rates generally, including but not limited to:

•	changes in, or perceptions about, the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate;

•	expected and actual correlation between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate;

•	sentiment regarding the U.S. and global economies;

•	Federal Reserve Board policies regarding interest rates;

•	expectations and trends relating to price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets; and

•	performance of capital markets generally.

The Spread may be volatile and even a very small decline in the Spread can result in a significant loss on the securities. It is possible that the Spread may become zero or negative during the term of the securities. If the Spread is negative on the Final Valuation Date, you will lose some or all of your investment in the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	PAST PERFORMANCE OF THE SPREAD IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Spread over the term of the securities may bear little relation to the historical Spread and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Spread or whether the performance of the Spread will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the Spread is greater than 0%.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the performance of the Spread will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Spread;

•	the expected volatility of the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate;

•	the expected and actual correlation between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate;

•	changes in the U.S. Dollar ICE Swap Rate yield curve;

•	the time remaining to the maturity of the securities;

•	trends relating to inflation;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Spread, the U.S. Dollar ICE Swap Rates or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the Spread remains unchanged from the Trade Date, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Spread on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the Spread and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Spread. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the Spread and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE SPREAD AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the Spread and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as Derivative Contracts secured by Deposits. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described below under “U.S. Federal Income Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “security” refers to each $1,000 Face Amount of our Securities Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due April 30, 2019.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate (the “Spread”). The securities are our Series A global notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG, London Branch under an indenture among us, Delaware Trust Company, as the successor trustee to Law Debenture Trust Company of New York, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The securities are our direct, unconditional, unsecured and unsubordinated obligations and rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or the jurisdiction where our London branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the Issuer. For more information, please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement.

The securities will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The face amount of the securities is $1,000 (the “Face Amount”) and the issue price of the securities is 100% of the Face Amount (the “Issue Price”). The securities will be issued in registered form and represented by one or more permanent global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Payments on the Securities

We will irrevocably deposit with DTC no later than the opening of business on the applicable Coupon Payment Date and the Maturity Date funds sufficient to make payments of the amount payable, if any, with respect to the securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in open market transactions or by private agreement.

Additional Definitions

The “30-Year U.S. Dollar ICE Swap Rate” for any U.S. Government Securities business day is the mid-market semi-annual swap rate expressed as a percentage for a U.S. dollar interest rate swap transaction with a term equal to 30 years, published on Reuters page ICESWAP1 (or any successor page thereto) at 11:00 a.m., New York time. If the 30-Year U.S. Dollar ICE Swap Rate does not appear on Reuters page ICESWAP1 (or any successor page thereto) on such day, the 30-Year U.S. Dollar ICE Swap Rate for such day shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by five banking institutions selected by the calculation agent at approximately 11:00 a.m., New York time, on such day. For purposes of this definition, “semi-annual swap rate” means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year maturity commencing on that date and in an amount that is representative for a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. In such an event, the 30-Year U.S. Dollar ICE Swap Rate for such day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. The 30-Year U.S. Dollar ICE Swap Rate for any day which is not an U.S. Government Securities business day will be the 30-Year U.S. Dollar ICE Swap Rate as in effect on the immediately preceding U.S. Government Securities business day.

The “2-Year U.S. Dollar ICE Swap Rate” for any U.S. Government Securities business day is the mid-market semi-annual swap rate expressed as a percentage for a U.S. dollar interest rate swap transaction with a term equal to 2 years, published on Reuters page ICESWAP1 (or any successor page thereto) at 11:00 a.m., New York time. If the 2-Year U.S. Dollar ICE Swap Rate does not appear on Reuters page ICESWAP1 (or any successor page thereto) on such day, the 2-Year U.S. Dollar ICE Swap Rate for such day shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by five banking institutions selected by the calculation agent at approximately 11:00 a.m., New York time, on such day. For purposes of this definition, “semi-annual swap rate” means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity commencing on that date and in an amount that is representative for a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. In such an event, the 2-Year U.S. Dollar ICE Swap Rate for such day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. The 2-Year U.S. Dollar ICE Swap Rate for any day which is not an U.S. Government Securities business day will be the 2-Year U.S. Dollar ICE Swap Rate as in effect on the immediately preceding U.S. Government Securities business day.

A “business day” is any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

A “U.S. Government Securities business day” means any day, other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent for the securities. As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. Unless otherwise specified in this pricing supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the Trade Date without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Coupon Payment Date and on the Maturity Date, as applicable, on or prior to 11:00 a.m., New York City time, on the business day preceding each Coupon Payment Date and the Maturity Date, as applicable.

All calculations with respect to the amount payable on the securities will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Face Amount of securities at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per $1,000 Face Amount of securities upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible, and in no event later than two business days after the date of such acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the securities. The securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global securities certificates, representing the total aggregate Face Amount of securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The securities are offered on a global basis. Investors may elect to hold interests in the registered global securities held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis — Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may otherwise be required by mandatory provisions of law.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold your securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities that elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a security as a part of a “straddle.”

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. The discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b). You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Securities

There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, there is substantial uncertainty regarding the tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as units each comprising (x) a derivative contract (the “Derivative Contract”) that requires you to pay us at maturity an amount equal to the Deposit (as defined in clause (y) below) in exchange for your receipt of an amount equal to the Payment at Maturity and the Derivative Payments as described below and (y) a deposit of $1,000 per $1,000 Face Amount to secure your obligation under the Derivative Contract (the “Deposit”). Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. The following discussion assumes that this treatment is respected, except where otherwise indicated.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Derivative Contract Secured by a Deposit

Under the treatment described above, a portion or all of the Deposit will be applied automatically in full satisfaction of your obligation under the Derivative Contract; if the Payment at Maturity is equal to the Face Amount, the Derivative Contract will be treated as terminated and the Deposit will be returned to you. Under this treatment, less than the full amount of each Coupon payment will be attributable to interest on the Deposit; the excess of each Coupon payment over the portion of the payment attributable to the interest on the Deposit will represent a payment to you under the Derivative Contract (a “Derivative Payment”). We will provide the annual yield on the Deposit in the pricing supplement for the securities.

Under the treatment described above, your tax consequences in respect of the Derivative Contract are unclear. Our special tax counsel is of the view that one reasonable treatment of the Derivative Contract is as a notional principal contract, in which case you may be required to accrue the Derivative Payments into income under applicable Treasury regulations periodically (prior to the receipt of the corresponding cash), although it is possible that this income could be offset in whole or part by an imputed deduction, as described in the preamble to certain proposed Treasury regulations governing notional principal contracts with contingent nonperiodic payments (which might affect the treatment of the Derivative Contract at maturity, as discussed further below). To the extent that we have reporting obligations with respect to the securities, we intend to treat the Derivative Contract as a notional principal contract, and the remainder of this discussion assumes that this treatment is respected, unless otherwise indicated. The portion of each Coupon payment attributable to the Deposit will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Upon a taxable disposition of a security prior to maturity, you will be treated as receiving a payment of interest equal to any accrued but unpaid interest on the Deposit, which will be treated as described above.  The Deposit will be treated as sold for its fair market value, excluding the value of any accrued but unpaid interest (the “Deposit Value”), and you will recognize gain or loss with respect to it, which will be long-term capital gain or loss if you have held the security for more than one year, in an amount equal to any difference between the Deposit Value and the Face Amount.

The rules related to the “termination” of a notional principal contract under these circumstances are complex, and depend in part upon how the Derivative Payments have been treated prior to the termination. Moreover, it is unclear whether any resulting gain or loss would be ordinary or capital in character. You should consult your tax adviser concerning the tax consequences of a sale or exchange of a security prior to maturity.

If a security is held to maturity, any gain or loss recognized by you with respect to the Derivative Contract will be ordinary income or loss to you. Under recent legislation, if you are an individual, any such loss may be subject to disallowance. You should consult your tax adviser regarding the application of the relevant rules to the maturity of the Derivative Contract, including certain rules relating to the treatment of "nonperiodic payments."

Other Possible Tax Treatments

Due to the lack of direct legal authority, there are substantial uncertainties regarding the tax consequences of owning and disposing of a security. For instance, a security might be treated as a debt instrument for U.S. federal income tax purposes. If so, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the security. In addition, any income you recognize upon a taxable disposition of the security (including at maturity) will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Alternatively, the Derivative Payment could be viewed as in the nature of consideration for entry into a derivative position with respect to the ICE Swap Rate, in which case you might not be required to recognize income prior to maturity. However, the character of any gain or loss recognized in respect of the Derivative Contract would be unclear under this treatment. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the alternative treatments described herein, as well as other possible alternative treatments.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a security, possibly with retroactive effect.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

You are not a “non-U.S. holder,” as used herein, if you are a beneficial owner of a security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

Subject to the discussion below under “— ‘FATCA’ Legislation,” any income or gain you realize with respect to the security generally should not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8 appropriate to your circumstances and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

While it is not clear whether a security properly treated as a Derivative Contract secured by a Deposit would be viewed as similar to the typical prepaid forward contract described in the notice that the U.S. Treasury Department and the IRS released in 2007 as described above under “— Tax Consequences to U.S. Holders — Other Possible Tax

Treatments,” it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to withholding tax, in each year that you own the security, possibly on a retroactive basis.

If you are engaged in a trade or business in the United States, and income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

You may be subject to information reporting unless you qualify for an exemption. You may also be subject to backup withholding on payments in respect of your securities at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

“FATCA” Legislation

Legislation commonly referred to as “FATCA” and regulations promulgated thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. If you (or any person through which you hold the securities) were to fail to establish an exemption from the FATCA regime, it would be prudent to expect a withholding agent to withhold on any Coupon payments and gross proceeds from any taxable disposition of the securities (including retirement) under this regime, even if such payments are otherwise exempt from U.S. withholding tax, e.g., under an applicable treaty. However, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest or other U.S.-source FDAP income) from the taxable disposition of a security occurring before January 1, 2019. We will not pay additional amounts on account of any such withholding tax. Non-U.S. holders, and U.S. holders holding securities through a non-U.S. intermediary, should consult their tax advisers regarding the potential application of FATCA to the securities, including the possibility of obtaining a refund of any tax withheld thereunder from payments that would otherwise be exempt from U.S. withholding tax.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities. Although we have no reason to believe that any of these activities will have a material impact on the value of the securities, we cannot assure you that these activities will not have such an effect. We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

HISTORICAL INFORMATION

The first graph below sets forth the historical performances of the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate from April 5, 2005 through April 5, 2018. As of April 5, 2018, the 30-Year U.S. Dollar ICE Swap Rate was 2.908% and the 2-Year U.S. Dollar ICE Swap Rate was 2.620%. The second graph below sets forth the historical Spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate from April 5, 2005 to April 5, 2018. As of April 5, 2018, the Spread was 0.288%. We obtained the historical performances of the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical performance of the Spread should not be taken as an indication of future performance and no assurance can be given as to the Spread on the Final Valuation Date. We cannot give you assurance that the performance of the Spread will result in the return of any of your investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and DBSI, as agent thereunder, DBSI has agreed to purchase, and we will agree to sell, the Face Amount of securities as set forth on the cover page of this pricing supplement.

DBSI, acting as agent for Deutsche Bank AG, will not receive a discount or commission but will allow as a concession or reallowance to other dealers discounts or commissions of 4.00% or $40.00 per $1,000 Face Amount of securities. DBSI will sell all of the securities that it purchases from us to certain dealers at 96.00% or $960.00 per Face Amount of securities. The securities purchased by such dealers on behalf of level fee-based accounts may be sold to such accounts at 96.00% or $960.00 per Face Amount of securities, in which case, such dealers will not retain any portion of the sales price as compensation. After the initial offering of the securities, the Agents may vary the offering price and/or other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities as well as the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

 DBSI may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, DBSI or a dealer may change the public offering price, concession and/or discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or slow a decline in the market price of the securities. DBSI is not required to engage in these activities and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own a portion of the securities offered in this offering.

 No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement, prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, DBSI or any dealer.

 DBSI has represented and agreed that (i) if any securities are to be offered outside the United States, it will not offer or sell any such securities in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer, unless such consent, approval or permission has been previously obtained, and (ii) it will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the securities, or for the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may may be unlawful under the PRIIPs Regulation.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.